UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  November 26, 2008
__________________________

GENIUS PRODUCTS, INC.
(Exact Name of Registrant as Specified in its Charter)

__________________________

Delaware	0-27915	33-0852923
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

3301 Exposition Boulevard, Suite 100
Santa Monica, California 90404
 (Address of Principal Executive Offices) (Zip Code)

(310) 401-2200
(Registrant’s telephone number,
including area code)

(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 26, 2008, Genius Products, LLC (the “Distributor”), a subsidiary of Genius Products, Inc. (the “Company”), entered into a Limited Waiver Agreement and Amendment No. 2 to Amended and Restated Credit Agreement (the “Amendment”) with Société Générale, as administrative agent, collateral agent and L/C Issuer, the lenders party thereto, and Alliance & Leicester Commercial Finance plc (collectively, the “Lenders”).  The Amendment amends the existing Amended and Restated Credit Agreement, dated as of November 1, 2007 (the “Credit Agreement”), previously disclosed in the Company’s Current Report on Form 8-K filed on November 6, 2007.

Pursuant to the Amendment, among other things, (i) the total commitment of the revolving credit facility is reduced from $50 million to $37.5 million; (ii) additional weekly credit availability limits (ranging from $24 million to $36 million) are established, subject to elimination upon the Distributor’s satisfaction of certain reporting covenants as of the end of fiscal year 2008; (iii) the required minimum cash liquidity of the Distributor for the period ending December 31, 2008 is reduced from $3 million to $1 million; (iv) the sum of amounts owed by the Distributor under the Credit Agreement and under its distribution agreement with The Weinstein Company LLC may not exceed, at the end of each fiscal quarter, a specified percentage of the Distributor’s net working capital; and (v) the Lenders agree to waive certain defaults of the Distributor under the Credit Agreement relating to the Company’s failure to file its Quarterly Report on Form 10-Q by the prescribed due date of November 17, 2008, and recently announced restatements of the Company’s previously issued financial statements.

The foregoing does not constitute a complete summary of the terms of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENIUS PRODUCTS, INC.

Date: December 3, 2008	By: /s/ Edward J. Byrnes
Edward J. Byrnes
Chief Financial Officer